STOCK PURCHASE AGREEMENT
                          DATED AS OF FEBRUARY 27, 1995
                                 BY AND BETWEEN
                               AST RESEARCH, INC.
                                       AND
                          SAMSUNG ELECTRONICS CO., LTD.



                                     CONTENTS
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     ARTICLE 1    DEFINITIONS                                                                                 1
                  1.1       Definitions                                                                       1
     ARTICLE 2    SALE AND PURCHASE OF NEW ISSUE SHARES                                                       6
                  2.1       Sale and Purchase of the Shares                                                   6
                  2.2       Closing and Deliveries                                                            6
                            2.2.1 Deliveries by the Purchaser                                                 6
                            2.2.2 Deliveries by the Company                                                   7
                  2.3       Sale and Purchase Only of the First Issuance Shares                               7
     ARTICLE 3    THE OFFER                                                                                   8
                  3.1       Commencement of the Offer                                                         8
                  3.2       Changes to the Offer                                                              8
                  3.3       Purchase                                                                          9
                  3.4       Schedule 14D-1 and other Offer Documents                                          9
                  3.5       Actions by the Company                                                            10
                            3.5.1 Approval and Recommendation of Offer                                        10
                            3.5.2 Schedule 14D-9                                                              10
                            3.5.3 Stockholder Information                                                     11
     ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                               11
                  4.1       Organization and Standing; Articles and Bylaws                                    11
                  4.2       Authority                                                                         12
                  4.3       Capital Stock                                                                     12
                  4.4       Governmental Consents                                                             13
                  4.5       Compliance with Applicable Law                                                    13
                  4.6       No Default                                                                        14
                  4.7       Reports and Financial Statements                                                  14
                  4.8       Absence of Changes                                                                15
                  4.9       Litigation                                                                        15
                  4.10      Tax Matters                                                                       15
                  4.11      Registration Rights                                                               15
                  4.12      Offering                                                                          15
                  4.13      Insurance                                                                         15
                  4.14      Certain Transactions                                                              16
                  4.15      Employees and ERISA                                                               16
                  4.16      Intellectual Property                                                             16
                  4.17      Environmental Laws and Regulations                                                17
                  4.18      Brokers                                                                           17
     ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                                             18
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
                  5.1       Organization, Good Standing, and Qualification                                    18
                  5.2       Authority                                                                         18
                  5.3       No Violation                                                                      18
                  5.4       Governmental Consents                                                             18
                  5.5       Securities Laws                                                                   19
                            5.5.1 Investment Intent                                                           19
                            5.5.2 Sophistication                                                              19
                  5.6       Offer and Proxy Materials                                                         19
                  5.7       Brokers                                                                           19
                  5.8       Ownership of Voting Stock                                                         20
                  5.9       Financing                                                                         20
     ARTICLE 6    COVENANTS                                                                                   20
                  6.1       Proxy Solicitation and Stockholder Approval                                       20
                            6.1.1 Proxy Materials                                                             20
                            6.1.2 Stockholders' Meeting                                                       21
                  6.2       Conduct of Business of the Company                                                21
                  6.3       Other Potential Bidders                                                           23
                  6.4       Access to Information; Confidentiality                                            24
                            6.4.1 Access                                                                      24
                            6.4.2 Confidentiality                                                             24
                  6.5       Additional Agreements; Reasonable Efforts                                         25
                  6.6       HSR and Exon-Florio                                                               25
                  6.7       Public Announcements                                                              25
                  6.8       Amendment to Rights Agreement                                                     25
                  6.9       IBM License                                                                       25
                  6.10      Notification of Certain Matters                                                   26
                  6.11      Disclosure                                                                        26
     ARTICLE 7    CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE
                  SHARES                                                                                      26
                  7.1       Conditions to Obligations of the Purchaser and the
                            Company                                                                           26
                            7.1.1 No Prohibition                                                              26
                            7.1.2 Regulatory Compliance                                                       26
                            7.1.3 Exon-Florio                                                                 27
                  7.2       Conditions to Obligations of the Purchaser                                        27
                            7.2.1 Board Representation                                                        27
                            7.2.2 Performance                                                                 27
                            7.2.3 Stockholder Approval                                                        27
                            7.2.4 Amended and Restated Certificate and Amended
                                  Bylaws                                                                      27
                            7.2.5 Amendment to Rights Agreement                                               27
                            7.2.6 Founder's Agreement Waiver                                                  27
                            7.2.7 Third Quarter Results                                                       28
                            7.2.8 Closing Deliveries                                                          28
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
                           7.2.9 Representations and Warranties True                                          28
                           7.2.10 Certificate                                                                 28
                 7.3       Conditions to Obligations of the Company                                           28
                           7.3.1 Conditions Applicable to Issuance and Sale of
                                 All New Issue Shares                                                         28
                           7.3.2 Conditions Applicable Only to Issuance and
                                 Sale of Second Issuance Shares                                               29
     ARTICLE 8   TERMINATION                                                                                  30
                 8.1       Termination by the Company                                                         30
                 8.2       Termination by the Purchaser                                                       30
                 8.3       Termination by the Purchaser or the Company                                        30
                 8.4       Effect of Termination                                                              31
     ARTICLE 9   MISCELLANEOUS                                                                                31
                 9.1       Survival of Representations and Warranties                                         31
                 9.2       Governing Law; Consent to Jurisdiction                                             31
                 9.3       Export Controls                                                                    31
                 9.4       Expenses                                                                           32
                 9.5       Notices                                                                            32
                 9.6       Waiver                                                                             33
                 9.7       The Purchaser Subsidiaries; Successors, Assignment,
                           and Parties in Interest                                                            33
                 9.8       Entire Agreement                                                                   34
                 9.9       Amendment                                                                          34
                 9.10      Severability                                                                       34
                 9.11      Cumulation of Remedies                                                             34
                 9.12      Fair Construction                                                                  35
                 9.13      Headings; References                                                               35
                 9.14      Counterparts                                                                       35
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                                LIST OF EXHIBITS



Exhibit A Amended and Restated Certificate of Incorporation
Exhibit B Amended Bylaws
Exhibit C Amendment to Rights Agreement
Exhibit D Founder's Agreement Waiver
Exhibit E Letter of Credit Agreement
Exhibit F Registration Rights Agreement
Exhibit G Stockholder Agreement





                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "AGREEMENT") is entered into as of February 27, 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

         The Purchaser desires, directly and/or through a wholly owned subsidiary, to purchase from the Company certain newly issued shares of the Company's Common Stock, and to offer to purchase from existing stockholders of the Company certain outstanding shares of the Company's Common Stock, and the Company desires to sell certain newly issued shares of its Common Stock to the Purchaser or its subsidiary.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                    ARTICLE 1.
                                   DEFINITIONS


  1.1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

       "AFFILIATE" of a party means any person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

       "AMENDED AND RESTATED CERTIFICATE" means the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit A to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

       "AMENDED BYLAWS" means the Bylaws of the Company in the form of Exhibit B, to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

       "AMENDMENT TO RIGHTS AGREEMENT" means the First Amendment to Rights Agreement in the form of Exhibit C to be effected by the Company within three
(3) days of the execution and delivery of this Agreement.

         "BENEFICIALLY OWNED" shall have the meaning provided in Rule 13d-3 under the Exchange Act without giving effect to subsection (d)(1)(i) thereof.

          "BOARD" means the Board of Directors of the Company.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a bank holiday in the State of California.

          "CFIUS" means the Committee on Foreign Investment in the United States, as established through Executive Order No. 11858 in connection with Exon-Florio.

          "CLOSING" means the closing of the purchase and sale of the First Issuance Shares and Second Issuance Shares pursuant to Section 2.1, and each separate closing, if any, of the purchase and sale of the First Issuance Shares and the Second Issuance Shares pursuant to Section 2.3.

          "COMMERCIAL AGREEMENTS" means definitive agreements between the Company and the Purchaser implementing the arrangements contemplated by the Strategic Alliance Agreement.

          "COMMISSION" means the Securities and Exchange Commission.

          "COMMON STOCK" means Common Stock of the Company, par value $.01 per share.

          "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between the Purchaser and the Company, dated December 21, 1994.

          "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.17.

          "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 4.17.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

          "EXON-FLORIO" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

          "FIRST ISSUANCE PURCHASE PRICE" means Nineteen Dollars and Fifty Cents ($19.50) per First Issuance Share.

          "FIRST ISSUANCE SHARES" means 6,440,000 shares of Common Stock, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to
Article 2.

          "FOUNDER'S AGREEMENT WAIVER" means the Amendment to and Clarification of Employment Agreement in the form of Exhibit D delivered by the Company's Chief Executive Officer concurrently with the execution and delivery of this Agreement.

          "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

          "GOVERNMENTAL AUTHORITY" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by this Agreement.

          "HAZARDOUS MATERIAL" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy or common law; or (ii) which is defined and regulated as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State in which such substance is located or any political subdivision thereof; or
(iv) the presence of which poses or threatens to pose a hazard to the health or safety of persons or the environment on or about the property on which such substance is located or adjacent properties.

          "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INSTRUMENTS" has the meaning set forth in Section 4.6.

          "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16.

          "INVESTMENT AGREEMENTS" means the Letter of Credit Agreement, the Registration Rights Agreement, and the Stockholder Agreement.

          "LETTER OF CREDIT AGREEMENT" means the Letter of Credit Agreement, in substantially the form of Exhibit E, to be entered into by and between the Purchaser and the Company at the Closing of the purchase and sale of the Second Issuance Shares.

          "LIEN" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, results of operations, properties, or financial or operating condition of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or any of the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

          "NEW ISSUE SHARES" means the First Issuance Shares and the Second Issuance Shares.

          "OFFER" has the meaning set forth in Section 3.1.

          "OFFER CONDITIONS" has the meaning set forth in Section 3.1.

          "OFFER DOCUMENTS" has the meaning set forth in Section 3.4.

          "OFFER PRICE" means Twenty-Two Dollars ($22.00) per share of Common Stock.

          "OFFER SHARES" means those shares of Common Stock, if any, purchased by the Purchaser pursuant to the Offer.

          "OFFER TO PURCHASE" means the Purchaser's Offer to Purchase distributed to the Company's stockholders in connection with the Offer.

          "PERMITTED LIENS" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or any of its subsidiaries or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company and its subsidiaries; and (iv) Liens granted by the Company or any of its subsidiaries to lenders pursuant to credit agreements in existence on the date hereof.

          "PROXY MATERIALS" has the meaning set forth in Section 6.1.

          "PURCHASER INTEREST" means, as of any date, the percentage of the Total Voting Power Beneficially Owned by the Purchaser and its Affiliates on such date.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, in substantially the form of Exhibit F, to be entered into by and between the Purchaser and the Company at the Closing.

          "RIGHTS" has the meaning ascribed thereto in the Rights Agreement.

          "RIGHTS AGREEMENT" means that certain Amended and Restated Rights Agreement by and between the Company and American Stock Transfer and Trust Company dated as of January 28, 1994 and any extension thereof and any comparable or similar successor or replacement agreement.

          "SCHEDULE 14D-1" has the meaning set forth in Section 3.4.

          "SCHEDULE 14D-9" has the meaning set forth in Section 3.5.2.

          "SEC REPORTS" has the meaning set forth in Section 4.7.

          "SECOND ISSUANCE PURCHASE PRICE" means Twenty-Two Dollars ($22.00) per Second Issuance Share.

          "SECOND ISSUANCE SHARES" means 5,630,000 shares of Common Stock, or such greater number of such shares as may be required such that, upon issuance thereof to the Purchaser and together with the First Issuance Shares and the number of Offer Shares actually purchased by the Purchaser, the Purchaser Interest equals 40.25%, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to Article 2.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SHARES" means issued and outstanding shares of Common Stock.

          "STOCKHOLDER AGREEMENT" means the Stockholder Agreement, in substantially the form of Exhibit G, to be entered into by and between the Purchaser and the Company at the Closing.

          "STOCKHOLDER PROPOSALS" means the issuance and sale to the Purchaser of the Second Issuance Shares, the purchase by the Purchaser of the Offer Shares, the amendments to the Company's Certificate of Incorporation to be effected by the Amended and Restated Certificate, and the grant to the Purchaser of the rights and the acceptance and performance by the Company of the restrictions and obligations contained in the Stockholder Agreement, which actions shall be described in the Proxy Materials and submitted to a vote of the Company's stockholders as set forth in Section 6.1.

          "STRATEGIC ALLIANCE AGREEMENT" means that certain Strategic Alliance Agreement entered into by and between the Purchaser and the Company concurrently with the execution and delivery hereof to set forth their mutual understanding and agreement with respect to arrangements regarding component supply and joint procurement, joint product development, cross licensing, employee exchange, joint marketing, manufacturing, and other areas of technical collaboration.

          "THIRD PARTY" means any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than, or group not including, the Purchaser or any Affiliate of the Purchaser.

          "THIRD PARTY ACQUISITION" means (i) the acquisition by a Third Party of more than twenty percent (20%) of the total assets of the Company or any of its subsidiaries , (ii) the acquisition by a Third Party of twenty percent (20%) or more of (a) the Shares or (b) the Total Voting Power or (c) the equity securities of any subsidiary of the Company, or (iii) any merger or other combination of the Company or any of its subsidiaries with any Third Party.

          "TOTAL VOTING POWER" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.

          "TRANSACTION DOCUMENTS" means this Agreement, the Investment Agreements, the Strategic Alliance Agreement (except to the extent superseded by the Commercial Agreements), the Commercial Agreements, the Offer Documents, the
Schedule 14D-9, the Amended and Restated Certificate, the Amended Bylaws, and the Amendment to Rights Agreement, amendments thereof, and all schedules and exhibits hereto and thereto.

          "VOTING STOCK" means Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of Directors.

                                     ARTICLE 2.
                      SALE AND PURCHASE OF NEW ISSUE SHARES

2.1.  SALE AND PURCHASE OF THE SHARES.
          Upon the terms and subject to satisfaction or waiver of the conditions set forth in Article 7, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the First Issuance Shares in exchange for the First Issuance Purchase Price and the Second Issuance Shares in exchange for the Second Issuance Purchase Price. The Purchaser shall pay the First Issuance Purchase Price and the Second Issuance Purchase Price to the Company at the Closing by bank wire transfer of immediately available funds to an account designated by the Company, or by such other means as is acceptable to the Company and the Purchaser.

2.2.  CLOSING AND DELIVERIES.
          Subject to satisfaction or waiver of all of the conditions set forth in Article 7, and subject to Section 2.3, the Closing of the purchase and sale of the New Issue Shares shall take place on such date and at such time as may be designated by the Purchaser within five (5) Business Days after the last to occur of satisfaction or waiver of the conditions set forth in Sections 7.1.2, 7.1.3, 7.2.3 and 7.3.2(a). Such Closing (as well as any Closing under
Section 2.3) shall occur at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Suite 1700, Irvine, California, or at such other place and time as the Purchaser and the Company agree in writing.

  2.2.1.  Deliveries by the Purchaser.
          At the Closing but subject to Section 2.3, the Purchaser shall deliver to the Company the following:

               (a)  the First Issuance Purchase Price;

               (b)  the Second Issuance Purchase Price;

               (c)  the Investment Agreements, duly executed by the Purchaser;

               (d)  the Commercial Agreements, duly executed by the Purchaser;
and

               (e) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company in order to consummate the transactions contemplated hereby.

  2.2.2.  Deliveries by the Company.
          At the Closing but subject to Section 2.3, the Company shall deliver to the Purchaser the following:

               (a) a certificate, or certificates in such denominations as may be requested by the Purchaser, evidencing the First Issuance Shares and the Second Issuance Shares;

               (b)  the Investment Agreements, duly executed by the Company;

               (c)  the Commercial Agreements, duly executed by the Company; and

               (d) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated hereby.

2.3.  SALE AND PURCHASE ONLY OF THE FIRST ISSUANCE SHARES.
          Notwithstanding anything herein to the contrary, subject to the last sentence of this Section 2.3 and to the satisfaction or waiver of all of the conditions set forth in Sections 7.1.1 through 7.1.3 and 7.3.1, the Purchaser may elect to purchase from the Company, and the Company shall issue and sell to the Purchaser, the First Issuance Shares prior to the Closing, if any, of the purchase and sale of the Second Issuance Shares and whether or not the Offer Conditions have been satisfied. In the event of such election by the Purchaser, the Closing of such purchase and sale of the First Issuance Shares shall take place on such date and at such time as the Purchaser shall specify not later than five (5) Business Days after the later of the date the Purchaser delivers notice to the Company of the election to purchase the First Issuance Shares pursuant to this Section 2.3 or the date the conditions set forth in Sections 7.1.2 and 7.1.3 to the purchase and sale of the First Issuance Shares have been satisfied or waived (or on such later date as may be specified in such notice). By such election, the Purchaser shall be deemed to have waived the conditions set forth in Sections 7.2.3 and 7.2.4 as conditions to the purchase and sale of the First Issuance Shares. At such Closing the Purchaser shall pay only the First Issuance Purchase Price and the Purchaser and the Company shall deliver the Stockholder Agreement and the Registration Rights Agreement, but shall not deliver the Letter of Credit Agreement or the Commercial Agreements. The purchase by the Purchaser of the First Issuance Shares at such Closing shall not preclude the subsequent purchase by the Purchaser of the Second Issuance Shares at a subsequent Closing if the conditions thereto are satisfied or waived, and at such subsequent Closing, the Purchaser shall pay the Second Issuance Purchase Price and the Purchaser and the Company shall deliver the Letter of Credit Agreement and the Commercial Agreements. If this Agreement has been terminated in accordance with its terms, the Purchaser shall have no right to purchase any of the New Issue Shares; provided, that if the Company terminates this Agreement pursuant to and in accordance with the terms of the second sentence of Section 8.1 and, within fifteen (15) days after such termination, the Company receives written notice from the Purchaser of the Purchaser's election to purchase the First Issuance Shares, then, on such day as the Purchaser may designate within 15 days following such Purchaser notice (or such longer period, not to exceed 120 days from the date of this Agreement, as is necessary for the Purchaser to receive all required regulatory approval therefor) (i) the Company shall issue and sell and the Purchaser shall purchase the First Issuance Shares in exchange for the First Issuance Purchase Price and
(ii) the Purchaser and the Company shall execute and deliver to one another the Stockholder Agreement and the Registration Rights Agreement, subject in each case only to the condition that there shall not have been entered, promulgated, enforced or threatened by any Governmental Authority a statute, rule, regulation, judgment, order, decree, injunction or other action that prohibits, restrains or enjoins the purchase and sale of the First Issuance Shares pursuant to this sentence, and the Company's obligations under Section 6.6 shall be applicable to such issuance and sale notwithstanding termination of this Agreement.
                                     ARTICLE 3.
                                    THE OFFER

3.1. COMMENCEMENT OF THE OFFER.
          Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable, but in no event later than five Business Days after the public announcement of the entering into this Agreement by the parties, the Purchaser shall commence within the meaning of Rule 14d-2 under the Exchange Act an offer (the "Offer") to purchase for the Offer Price up to 5,820,000 Shares. The obligations of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject only to the condition that this Agreement shall not have been terminated and to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, provided that, for purposes of this Section 3.1, the conditions set forth in Section 7.1, in addition to applying to the New Issue Shares, shall be deemed to apply to the Purchaser's purchase of the Offer Shares in the same manner as to the purchase and sale of the New Issue Shares (the "OFFER CONDITIONS").

3.2.  CHANGES TO THE OFFER.
          The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, the Purchaser may not
(i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) increase or decrease the maximum number of Shares sought pursuant to the Offer, (iv) add to or modify the Offer Conditions, (v) otherwise amend the Offer in any manner adverse to the Company's stockholders or
(vi) accept for payment or purchase any Offer Shares prior to the date of the Closing of the purchase and sale of the Second Issuance Shares. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is forty-five (45) days from the date the Offer is first published or sent to holders of Shares; provided, however, that without the Company's consent, the Purchaser may (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment, and pay for, the Offer Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived,
(B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence.

3.3.  PURCHASE.
          Provided that this Agreement shall not have been terminated in accordance with Article 8, the Purchaser shall accept for payment, purchase, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all Offer Conditions shall have been satisfied or waived by the Purchaser in accordance with this Article 3. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion; provided that approval of the Stockholder Proposals by the Company's stockholders is a condition to the Purchaser's purchase of the Offer Shares that may only be waived jointly by both the Purchaser and the Company. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) shall be final and binding on the parties. The Offer Price (to the extent, if any, adjusted pursuant to the Offer) shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

3.4.  SCHEDULE 14D-1 AND OTHER OFFER DOCUMENTS.
          As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (which documents, together with any supplements thereto or amendments thereof, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company shall provide to the Purchaser in writing all information regarding the Company necessary for the preparation of the Offer Documents, which information shall be accurate and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission and the distribution thereof to the Company's stockholders. The Purchaser shall provide to the Company and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date the Offer Documents are filed with the Commission and on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser shall promptly amend and supplement the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and shall promptly cause the Offer Documents as so amended and supplemented to be file with the Commission and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

3.5.  ACTIONS BY THE COMPANY.

  3.5.1.  Approval and Recommendation of Offer.
          The Company hereby consents to the Offer and represents and warrants that the Board, at its meeting duly called and held on the date hereof has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer, and such approval constitutes the Board's approval of the acquisition by the Purchaser of the Offer Shares and the New Issue Shares and other acquisitions of capital stock of the Company not in violation of the Stockholder Agreement for purposes of Section 203(a)(1) of the Delaware General Corporation Law, and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and, to the extent necessary or appropriate under applicable law or regulations, approve and adopt the transactions contemplated by this Agreement. The Company shall provide to the Purchaser a copy of the written opinion of Merrill Lynch & Co. regarding the transactions contemplated hereby.


  3.5.2.  Schedule 14D-9.
          As soon as practicable after commencement of the Offer, the Company shall (i) file with the Commission a Solicitation/Recommendation Statement on
Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the Board recommendation described in Section 3.5.1, and (ii) promptly mail the Schedule 14D-9 to the Company's stockholders. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission and its dissemination to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall promptly amend and supplement the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly cause the Schedule 14D-9 as so amended and supplemented to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.


  3.5.3.  Stockholder Information.
          In connection with the Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, the Purchaser and its Affiliates, associates, agents and advisors shall hold the information contained in any such labels, listings and files confidential and use such information only in connection with the Offer, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or control.

                                     ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

4.1.  ORGANIZATION AND STANDING; ARTICLES AND BYLAWS.
          The Company is a corporation duly incorporated, validly existing under and by virtue of the laws of the State of Delaware and is in good standing under such laws, and each of the Company's subsidiaries is a corporation or similar entity under foreign laws duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing, in the case of foreign subsidiaries, would not reasonably be expected to have a Material Adverse Effect. All the capital stock of each of the Company's subsidiaries is, directly or indirectly, owned by the Company (other than, in the case of any foreign subsidiary, directors', officers' or other shares required to be held by other persons under applicable law) free and clear of all Liens other than Permitted Liens and except for transfer restrictions imposed by federal or state securities laws or applicable foreign laws. There are no outstanding rights to acquire any securities of any subsidiary of the Company. The Company and each of its subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all state, federal and other domestic and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(iii) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. The Company has furnished the Purchaser with copies of its Certificate of Incorporation, as amended to date, its Bylaws, as currently in effect, all available minutes of meetings of the Board (including committees thereof) and stockholders of the Company, all written consents executed by the Board (including committees thereof) and stockholders of the Company, and the SEC Reports. The documents so furnished are true, correct and complete copies of the original documents, and contain all modifications, amendments, deletions and revocations through the date of this Agreement and subsequent dates as of which this representation is deemed to be made.

4.2.  AUTHORITY.
          The Company has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Company, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing, and except that the Company's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Company and is, and the other Transaction Documents to be entered into by the Company at or prior to the Closing will be, when executed and delivered by the Company (and assuming this Agreement and such other Transaction Documents to be entered into by the Purchaser constitute legal, valid, and binding obligations of the Purchaser), legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3.  CAPITAL STOCK.
          The authorized, issued and outstanding capital stock of the Company consists solely of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 32,376,500 shares of Common Stock and no shares of preferred stock were issued and outstanding as of January 27, 1995. In addition, at such date 9,717,236 shares of Common Stock were reserved for issuance upon exercise of options and warrants outstanding as of such date and upon conversion of the LYONs and 500,000 shares of Preferred Stock were reserved for issuance pursuant to the Rights Agreement. Since such date (i) no shares of Common Stock have been issued except for subsequent issuance, if any, pursuant to reservations, stock option agreements, employee benefit plans or the conversion of LYONs, and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under stock option and employee benefit plans in existence on such date. The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities other than the LYONs and warrants issued to directors prior to the date hereof. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws regulating the offer, sale or issuance of securities (assuming, in the case of issuances not effected pursuant to an effective registration statement under the Securities Act, compliance with all such laws by the persons to whom such securities were issued or sold and by any transferee of such persons). No person or entity has any right of first refusal or any preemptive rights in connection with the issuance of the New Issue Shares, or with respect to any future offer, sale or issuance of securities by the Company or its stockholders, other than rights of the Purchaser under the Stockholder Agreement. The New Issue Shares to be purchased by the Purchaser have been duly authorized and, when delivered pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable, and free of any Liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions under the Stockholder Agreement or under applicable securities laws.

4.4.  GOVERNMENTAL CONSENTS.
          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except (i) those required by HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (iv) stockholder approval and execution and filing with the Delaware Secretary of State of the Amended and Restated Certificate, and (v) where failure to obtain such Consent would not have a Material Adverse Effect.

4.5.  COMPLIANCE WITH APPLICABLE LAW.
          The Company and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the governmental consents referred to in Section 4.4, the execution, delivery, and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of the other actions contemplated by this Agreement and the other Transaction Documents to be executed, delivered and performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing).

4.6.  NO DEFAULT.
          Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its Certificate of Incorporation or Bylaws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of any other action contemplated by this Agreement or the Transaction Documents to be executed, delivered, and performed by the Company, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the Certificate of Incorporation or Bylaws of the Company (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing of the purchase and sale of the Second Issuance Shares) or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or any of its subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries, subject, in the case of clauses (i)(b) and (ii), to the Company's receipt of the amendments or waivers referred to in Section 7.3.2(c) prior to the Closing of the purchase and sale of the Second Issuance Shares.

4.7.  REPORTS AND FINANCIAL STATEMENTS.
          The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994, the Company's definitive proxy statement relating to its annual meeting of stockholders held October 27, 1994, and the Company's quarterly reports on Form 10-Q for quarters ended after July 2, 1994 (collectively, the "SEC Reports"), complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed, any untrue statement of a material fact, or omitted when filed, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. The audited consolidated financial statements of the Company included in its Annual Report on Form 10-K referred to in the first sentence of this Section 4.7 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

4.8.  ABSENCE OF CHANGES.
          Except as and to the extent disclosed in the SEC Reports, since December 31, 1994, (i) none of the actions, events or circumstances listed in
Section 6.2 (other than actions, events, or circumstances of the sort described in subsections (a), (d), and (e) of Section 6.2 that have been disclosed in writing by the Company to the Purchaser prior to the date hereof) has been taken or occurred or exists; (ii) there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect; and (iii) there has been no breach or default or event that with notice or lapse of time or both would result in a breach or default under any material contract of the Company or any of its subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

4.9.  LITIGATION.
          Except as disclosed in the SEC Reports, there are no actions, proceedings or investigations pending against the Company or any of its subsidiaries before any Governmental Authority (or, to the knowledge of the Company, any basis therefor or threat thereof) which would reasonably be expected to have a Material Adverse Effect.

4.10.  TAX MATTERS.
          The Company and its subsidiaries (i) have timely filed all tax returns that are required to have been filed by them with all appropriate federal and material state, county, local and foreign governmental agencies (and all such returns are true and correct in all material respects), and (ii) timely paid or made adequate provision for payment of all taxes shown on such returns to be owed by them or which they are obligated to withhold from amounts owing to any employee (including, but not limited to, social security taxes), creditor or third party, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, there is no pending or, to the Company's knowledge, threatened dispute with any taxing authority relating to any of said returns which would reasonably be expected to result in a Material Adverse Effect.

4.11.  REGISTRATION RIGHTS.
          Except as set forth in (i) the Registration Rights Agreement,
(ii) Section 4(f) of the Tandy Note, (iii) Section 3.8 of the Indenture dated as of December 1, 1993 between the Company and First National Trust Association, as trustee, and (iv) warrants issued to directors of the Company prior to the date of this Agreement, the Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

4.12.  OFFERING.
          Subject to the accuracy of the Purchaser's representations in
Section 5.5, the offer, issuance and sale of the New Issue Shares will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable United States state securities or blue sky laws and regulations governing the offer, sale or issuance of the New Issue Shares.

4.13.  INSURANCE.
          The Company and its subsidiaries maintain (i) adequate insurance on all assets and activities of a type customarily insured by companies similarly situated, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company and its subsidiaries to insure. The Company and its subsidiaries have complied in all material respects with all of their insurance policies and bonds.

4.14.  CERTAIN TRANSACTIONS.
          Except as set forth in the SEC Reports or as contemplated by this Agreement, (i) neither the Company nor any of its subsidiaries is indebted directly or indirectly to any of its officers or directors, or to members of their respective immediate families, other than for payment of salary for services rendered and reasonable expenses; and none of said officers or directors or any members of their immediate families, are indebted to the Company or any of its subsidiaries, and (ii) no transaction or series of similar transactions in which the amount involved exceeds $60,000 has been effected between the Company or any of its subsidiaries and any director or officer of the Company or any of its subsidiaries or any members of their respective immediate families, other than amendments to arrangements with officers of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof.

4.15.  EMPLOYEES AND ERISA.
          The SEC Reports describe in all material respects all plans and arrangements pursuant to which the Company or any of its subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents or any transaction or transactions resulting in a change of control of, or investment by a Third Party in, or combination by a Third Party with, the Company or any of its subsidiaries. The Company is not aware that any officer, director, executive or key employee of the Company or any of its subsidiaries or any group of employees of the Company or any of its subsidiaries has any plans to terminate his, her or its employment with the Company or any of its subsidiaries (other than as previously disclosed to the Purchaser in writing). The Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. No labor dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect. Each employee benefit plan (as defined in ERISA Section 3(3)) maintained or contributed to by the Company or any of its subsidiaries that is subject to ERISA conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable federal laws; no material liability under ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any such plan except regular periodic contributions to such plans; full payment has been made of all amounts that the Company and its subsidiaries are required to have paid as contributions to such plans; there is not in the aggregate any accumulated funding deficiency with respect to such plans; and to the Company's knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

4.16.  INTELLECTUAL PROPERTY.
          The Company and each of its subsidiaries own or possess, or has the right to use, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, "Intellectual Property") to be employed by them in connection with its business as conducted and proposed to be conducted to the extent that the failure of the Company and its subsidiaries to own or have the right to use the Intellectual Property would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The unlicensed use of such Intellectual Property in connection with the business and operations of the Company and its subsidiaries does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect.

4.17.  ENVIRONMENTAL LAWS AND REGULATIONS.
          Except as set forth in the SEC Reports, (i) the Company and each of its subsidiaries is in compliance with all applicable laws and regulations of any Governmental Authority relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law except for such Environmental Claims as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or materially interfere with such material compliance in the future;
(iv) there are no Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about any property which has been owned, occupied or otherwise operated by the Company, the investigation and remediation of which would not reasonably be expected to have Material Adverse Effect; and
(v) no Hazardous Materials have been sent offsite by or on behalf of the Company from any property owned, occupied or otherwise operated by the Company, except to the extent that any investigation and remediation of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

4.18.  BROKERS.
          No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures has acted on behalf of the Company in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith. The Company has provided to the Purchaser copies of the Company's engagement letters with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures in connection with the transactions contemplated by this Agreement.

                                ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

5.1.  ORGANIZATION, GOOD STANDING, AND QUALIFICATION.
          The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable law to own its property and to conduct its business as now owned and conducted.

5.2.  AUTHORITY.
          The Purchaser has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Purchaser's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Purchaser and is, and the other Transaction Documents to be entered into by the Purchaser will be, when executed and delivered by the Purchaser (and assuming this Agreement and such other Transaction Documents to be entered into by the Company constitute legal, valid, and binding obligations of the Company), legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts to which the Purchaser is or is expected to be party may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3.  NO VIOLATION.
          Neither the execution or delivery of this Agreement or any of the other Transaction Documents to be executed and delivered by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is in any way bound or obligated.

5.4.  GOVERNMENTAL CONSENTS.
          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is or is expected to be party, except (i) those required by HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where failure to obtain such Consents would not have a material adverse effect on the Purchaser.

5.5.  SECURITIES LAWS.

  5.5.1.  Investment Intent.
          The New Issue Shares are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. The Purchaser understands that the New Issue Shares will not have been registered under the Securities Act and that any disposition thereof by the Purchaser must be registered under the Securities Act or exempt from such registration.


  5.5.2.  Sophistication.
          The Purchaser is able to bear the economic risk of an investment in the New Issue Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the New Issue Shares.

5.6.  OFFER AND PROXY MATERIALS.
          The Offer Documents to be filed with the Commission and distributed to the Company's stockholders pursuant to Section 3.4 (i) will comply in all material respects with all applicable federal securities laws, and (ii) will not, on the date first so filed and distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation is made by the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents), and thereafter the Purchaser will supplement or correct the Offer Documents if and to the extent that they shall be false or misleading in any material respect, subject to correction by the Company of any information provided by the Company for use in the Offer Documents to the extent it shall be false or misleading in any material respect. None of the information relating to the Purchaser supplied in writing by the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Materials will, at the time they are first filed with the Commission or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and thereafter the Purchaser will correct such information if and to the extent it may be false or misleading in any material respect.

5.7.  BROKERS.
          No finder, broker, agent, financial advisor, or other intermediary other than Salomon Brothers Inc has acted on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith.

5.8.  OWNERSHIP OF VOTING STOCK.
          Neither the Purchaser or any of its Affiliates nor any person with whom the Purchaser or any Affiliate of the Purchaser is acting (within the meaning of Section 13(d)(3) of the Exchange Act) as a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding or disposing of securities issued by the Company Beneficially Owns Voting Stock as of the date of this Agreement or will, as of any Closing, Beneficially Own any Voting Stock or rights to acquire Voting Stock of the Company other than the Common Stock to be purchased by the Purchaser hereunder or pursuant to the Offer.

5.9.  FINANCING.
          The Purchaser has the funds, or has written commitments from responsible financial institutions, to provide the funds necessary to consummate the Offer and the transactions to occur at (and will have the same at the time of) the Closing.

                                     ARTICLE 6.
                                    COVENANTS

6.1.  PROXY SOLICITATION AND STOCKHOLDER APPROVAL.

  6.1.1.  Proxy Materials.
          As promptly as practicable and in no event later than twenty (20) days after the execution and delivery of this Agreement, the Company shall prepare and file with the Commission pursuant to the Exchange Act and the rules promulgated thereunder preliminary proxy materials related to the solicitation of proxies from the Company's stockholders to approve the Stockholder Proposals, and thereafter shall use its best efforts to respond to any comments of the Commission with respect thereto and to distribute a proxy statement and related proxy materials with respect thereto (the "PROXY MATERIALS") to the Company's stockholders not later than May 1, 1995. The Purchaser shall provide to the Company in writing all information regarding the Purchaser necessary for the preparation of the Proxy Materials, which information shall be accurate and shall not contain any misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Purchaser and its counsel shall be given an opportunity to review the Proxy Materials prior to the filing thereof with the Commission and distribution thereof to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Proxy Materials promptly after receipt of such comments. The Proxy Materials (i) shall comply in all material respects with applicable federal securities laws, and (ii) when first filed in final form with the Commission and distributed to the Company's stockholders and on the date of the special meeting of stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Materials. The Company shall thereafter supplement or correct the Proxy Materials if and to the extent that they shall have become false or misleading in any material respect, subject to correction by the Purchaser of any information provided by it for use in the Proxy Materials to the extent it shall be false or misleading in any material respect. The Proxy Materials shall include the Board's recommendation that the Company's stockholders grant proxies to approve the Stockholder Proposals, provided, however, that such recommendation may be omitted therefrom or withdrawn or modified to the extent that the Board determines by majority vote and in its good faith judgment, based as to legal matters upon the written opinion of outside legal counsel, that it is required to do so in the exercise of its fiduciary duties.

  6.1.2.  Stockholders' Meeting.
          As promptly as practicable, the Company shall schedule and set a record date for a special meeting of its stockholders to occur not later than May 31, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders. The Company shall conduct such stockholders' meeting and shall take all reasonable actions thereat and in connection therewith, consistent with its Certificate of Incorporation and Bylaws and applicable law, as may be required to obtain stockholder approval of the Stockholder Proposals, including, without limitation, causing all proxies received from the Company stockholders to vote on the Stockholder Proposals to be voted in accordance with the instructions set forth therein.

6.2.  CONDUCT OF BUSINESS OF THE COMPANY.
          Except as contemplated by this Agreement, during the period from the date hereof until the Closing, the businesses and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly approved by the Purchaser in writing (which approval shall not be unreasonably withheld unless it relates to any action described in Section 6.2(h), in which case such approval may be withheld in the Purchaser's sole discretion), neither the Company nor any of its subsidiaries shall, prior to the Closing:

             (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Voting Stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements as in effect as of the date hereof and except for grants made under existing employee benefit plans consistent in amounts and terms with past practice to (i) employees other than officers and directors, and
(ii) persons who become officers or directors of the Company after the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof (except for amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof);

               (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities (other than as required in accordance with their terms as in effect on the date hereof) or any securities of its subsidiaries not owned directly or indirectly by the Company;

               (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole, and except for obligations of subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees (other than officers and directors of the Company) and loans to subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, in each case in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole), (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens; provided, however, that the Company may (a) enter into and borrow pursuant to a credit arrangement up to $100 million secured by its foreign receivables, and
(b) refinance or replace the Company's existing Credit Agreement dated
December 23, 1994, as amended through the date hereof (the "Credit Agreement") if the maximum borrowing ability under such refinanced or replacement financing arrangement does not exceed $225 Million and the other terms of such refinanced or replacement financing arrangement are not materially less favorable to the Company than the Credit Agreement.

               (d) except as may be required by law or as contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries except that the Company may enter into employment, severance, or other employee benefit agreements in the ordinary course of business and consistent with the past practice with officers hired after the date hereof; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any employee or agent (other than directors and officers) of the Company or any of its subsidiaries except for increases in the ordinary course of business and consistent with past practice or amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

               (e) acquire, sell, lease or dispose of any assets (including, without limitation, patents, trademarks, copyrights, trade secrets, or other intangible assets) outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or take any action that would materially and adversely affect the Intellectual Property rights of the Company;

               (f) except as may be required by GAAP or as a result of a change in law, change any of the accounting principles used by it or revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

               (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) authorize any new capital expenditure or expenditures that, in the aggregate, are in excess of $7.5 Million, provided that none of the foregoing shall limit any capital expenditure already included in the Company's 1995 capital expenditure budget previously provided to the Purchaser;

               (h) take any of the actions listed in Section 5.1 of the Stockholder Agreement, to the extent that such actions would otherwise not be proscribed by this Section 6.2, or

               (i) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(h).

6.3.  OTHER POTENTIAL BIDDERS.
          The Company and its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Acquisition. The Company agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

          (1) initiate, solicit or encourage any discussions with any Third Party regarding any Third Party Acquisition, or

          (2) hold any such discussions with Third Parties (whether or not such discussions have heretofore been held with such Third Party) or enter into any agreement with any party other than the Purchaser concerning any Third Party Acquisition;

provided, however, that to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal described below, participate in negotiations regarding such proposal.

          Subject to the following sentence, the Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal (as defined below), the Board may (subject to the following sentences and compliance with Section 8.1) to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth Business Day following the Purchaser's receipt of a Notice of Superior Proposal, provided that the Company does not approve or recommend a proposal.

6.4.  ACCESS TO INFORMATION; CONFIDENTIALITY.

  6.4.1.  Access.
          Between the date hereof and the Closing, during normal business hours and without undue disruption of the Company's business, the Company shall give the Purchaser and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, shall permit the Purchaser to make such inspections as the Purchaser may reasonably require and shall cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as the Purchaser may from time to time reasonably request. However, access to information concerning (i) the pricing of competing products of the Purchaser and the Company, and principal components of such products, and (ii) the customers for competing products of the Purchaser and the Company, shall be limited as may be required by applicable law.

  6.4.2.  Confidentiality.
          Any Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Purchaser or the Company to the other pursuant hereto or in connection with the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to and handled by the Purchaser and the Company in accordance with the Confidentiality Agreement, provided, however, that notwithstanding the Confidentiality Agreement, (i) the Confidential Information may be used for purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents as well as for evaluation thereof, (ii) return and destruction of Confidential Information pursuant to the Confidentiality Agreement shall be subject to the needs of the parties to use such Confidential Information in connection with the transactions and activities contemplated by this Agreement and the other Transaction Documents and to the right of each party to its work product, and (iii) the Confidentiality Agreement shall not vitiate or alter any representation, warranty, or covenant set forth herein or in any other Transaction Document.

6.5.  ADDITIONAL AGREEMENTS; REASONABLE EFFORTS.
          Subject to the terms and conditions herein provided, each of the parties hereto shall as promptly as practicable use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions (including as set forth in Article 7) to, and to consummate and make effective, the transactions contemplated by this Agreement and the other Transaction Documents.

6.6.  HSR AND EXON-FLORIO.
          As soon as practicable after the date hereof, the Purchaser and the Company shall jointly prepare and file with the United States Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice ("ANTITRUST DIVISION") and CFIUS notification and report forms, as applicable, with respect to the sales and purchases contemplated by this Agreement pursuant to HSR and Exon-Florio and the regulations promulgated thereunder. Such notification and report forms shall materially comply as to form with all requirements applicable thereto, and all of the data and information supplied by the parties and reported in such forms shall be true, correct and complete in all material respects. The Purchaser and the Company shall comply promptly with a request for additional information and documents from the FTC, Antitrust Division or CFIUS, and shall cooperate in any review or investigation by the FTC, Antitrust Division , or CFIUS of the transactions contemplated by this Agreement in a joint effort to have any such review or investigation resolved without adverse effect upon the transactions contemplated hereby.

6.7.  PUBLIC ANNOUNCEMENTS.
          Neither the Purchaser nor the Company shall, directly or indirectly, issue any press release or other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market (or any other securities exchange upon which the Company's securities are traded), provided that if either party believes that any press release or other public statement is so required, such party shall promptly notify and consult with the other party with respect thereto.

6.8.  AMENDMENT TO RIGHTS AGREEMENT.
          Within three (3) days of the date hereof, the Company shall effect the Amendment to Rights Agreement.

6.9.  IBM LICENSE.
          The Company shall exercise its rights under Section 5.2 of that certain Agreement between International Business Machines Corporation, a New York corporation ("IBM") and the Company dated as of January 1, 1990 (the "IBM AGREEMENT") to convert the license, immunities and other rights granted to the Company pursuant to the terms and conditions of the IBM Agreement to be fully paid up by making payment of Ten Million Dollars ($10,000,000) to IBM on or before July 1, 1995.

6.10.  NOTIFICATION OF CERTAIN MATTERS.
          The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any material breach, or the occurrence or nonoccurrence of any event that with notice or lapse of time or both would be a material breach, of any representation or warranty or covenant contained in this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure such breach or limit or otherwise affect the remedies available hereunder to the party receiving such notice. For purposes of this Section 6.10, "prompt notice" shall mean notice delivered within two (2) days of discovery of the breach, occurrence, or nonoccurrence precipitating such notice.

6.11.  DISCLOSURE.
          The Company shall deliver to the Purchaser promptly (but in any event within two (2) days) after transmission thereof, copies of any general communication from the Company or any of its subsidiaries to its stockholders generally, or the financial community at large, and any reports and amendments thereto filed by the Company or any of its subsidiaries with any securities exchange, the National Association of Securities Dealers, Inc., or the Commission.

                                ARTICLE 7.
               CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE SHARES

7.1.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE COMPANY.
          The obligations of the Purchaser to purchase the New Issue Shares from the Company, and of the Company to issue and sell the New Issue Shares to the Purchaser, are subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:

  7.1.1.  No Prohibition.
          No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any Governmental Authority that purports, seeks, or threatens to
(i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by this Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

  7.1.2.  REGULATORY COMPLIANCE.
          All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing, provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

  7.1.3.  EXON-FLORIO.
          The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by this Agreement, or (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by this Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

7.2.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.
          In addition to the conditions set forth in Section 7.1, the obligation of the Purchaser to purchase from the Company any New Issue Shares is subject to satisfaction of the following conditions at the Closing of such purchase:

  7.2.1.  Board Representation.
          The Company shall have received such resignations, if any, from members of the Board, and the Board shall have approved such resolutions, as are required to ensure that, as of the consummation of the Offer and the Closing, the Purchaser will have the Board representation described in Article 4 of the Stockholder Agreement.

  7.2.2.  PERFORMANCE.
          The Company shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

  7.2.3.  STOCKHOLDER APPROVAL.
          The Company's stockholders shall have approved the Stockholder Proposals.

  7.2.4.  AMENDED AND RESTATED CERTIFICATE AND AMENDED BYLAWS.
          The Amended and Restated Certificate and Amended Bylaws shall have been duly authorized, approved and effected, including without limitation execution of the Amended and Restated Certificate by an appropriate officer of the Company and filing thereof with the Delaware Secretary of State.

  7.2.5.  AMENDMENT TO RIGHTS AGREEMENT.
          The Amendment to Rights Agreement shall have been effected by the Company and shall not have been modified or withdrawn.

  7.2.6.  Founder's Agreement Waiver.
          The Founder's Agreement Waiver shall not have been modified or withdrawn.

  7.2.7.  THIRD QUARTER RESULTS.
          Consolidated operating income (loss) for the Company and its subsidiaries for the fiscal year quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have been less favorable than negative $ 14 million, and consolidated net cash used in operating activities for the Company and its subsidiaries for the fiscal quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have exceeded $70 million.

  7.2.8.  Closing Deliveries.
          The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents required to be delivered by the Company pursuant to Section 2.2.2 or Section 2.3, as applicable.

  7.2.9.  REPRESENTATIONS AND WARRANTIES TRUE.
          Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

  7.2.10. CERTIFICATE.
          The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer of the Company certifying as to the accuracy in all material respects of the representations and warranties of the Company set forth in this Agreement and the other Transaction Documents and the performance in all material respects of the obligations required by the Company to be performed under this Agreement as of the Closing.

7.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY.

  7.3.1.  Conditions Applicable to Issuance and Sale of All New Issue Shares.
          In addition to the conditions set forth in Section 7.1, the obligation of the Company to issue and sell to the Purchaser the New Issue Shares is subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:

               (a) Performance. The Purchaser shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

               (b) Representations and Warranties True. Except as otherwise contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time.

               (c) Closing Deliveries. The Purchaser shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to Section 2.2.1 or
Section 2.3, as applicable.

               (d) Certificate. The Purchaser shall have delivered to the Company a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser set forth in this Agreement and the other Transaction Documents and the performance of the obligations required by the Purchaser to be performed under this Agreement as of the Closing.

  7.3.2. Conditions Applicable Only to Issuance and Sale of Second Issuance Shares.
          In addition to the conditions set forth in Section 7.1, the obligations of the Company to issue and sell the Second Issuance Shares to the Purchaser are subject to satisfaction of the following conditions at the Closing of such issuance and sale:

               (a) Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

               (b) Offer. The Purchaser shall have accepted for purchase (subject to proration) all shares of Common Stock properly tendered and not withdrawn pursuant to the Offer, and deposited with the depositary funds sufficient to pay the Offer Price.

               (c) Credit Agreements. The Company shall have secured amendments to or waivers under its material credit agreements and arrangements such that none of the transactions contemplated by this Agreement or the other Transaction Documents, including without limitation the arrangements contemplated by the Strategic Alliance Agreement and the rights of the Purchaser to designate certain directors of the Company and approve certain transactions under the Stockholder Agreement, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

                              ARTICLE 8.
                             TERMINATION

8.1.  TERMINATION BY THE COMPANY.
          The Company may terminate this Agreement, to the extent not performed, if (a) there shall not have been a material uncured breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Purchaser's receipt of written notice specifying Purchaser's breach and the Company's intention to terminate this Agreement pursuant to this Section 8.1. In addition, subject only to the last sentence of
Section 2.3, the Company may terminate this Agreement if (i) five (5) Business Days shall have elapsed following the Purchaser's receipt of a Notice of Superior Proposal as defined in Section 6.3, (ii) the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five (5) Business Day period following receipt by the Purchaser of the Notice of Superior Proposal, and (iii) the Company shall have paid to the Purchaser Ten Million Dollars ($10,000,000) by bank cashier's check or wire transfer to an account designated by the Purchaser for this purpose.

8.2.  TERMINATION BY THE PURCHASER.
          The Purchaser may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Company's receipt of written notice specifying the Company's breach and the Purchaser's intention to terminate this Agreement pursuant to this Section 8.2. In addition, the Purchaser may terminate any or all of its obligations under this Agreement, to the extent not performed, if (a) the Board shall have (1) withdrawn or
(2) modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or
(b) a Third Party Acquisition has occurred or any Third Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition.

8.3.  TERMINATION BY THE PURCHASER OR THE COMPANY.
          The Purchaser or the Company may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations hereunder pursuant to this Section 8.3(i) shall have used its best efforts to remove such prohibition, injunction, or restraint or (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares shall not have been completed by June 30, 1995 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill in all material respects any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to such time.

8.4.  EFFECT OF TERMINATION.
          In the event of the termination of this Agreement pursuant to
Section 8.3, Section 8.2, or the first sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except that (i) termination hereof shall not void any purchase of Common Stock by the Purchaser prior to such termination or the provisions of any Transaction Document applicable to, or rights accruing to the Purchaser by virtue of, the Purchaser's ownership of such Common Stock,
(ii) Sections 6.4.2 (Confidentiality), 6.7 (Public Announcements), 9.2 (Governing Law), 9.4 (Expenses), and 9.5 (Notices) shall survive such termination and remain in full force and effect notwithstanding such termination, and (iii) no termination hereof shall relieve the Purchaser or the Company from liability for any breach of this Agreement. In the event of termination of this Agreement pursuant to the second sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except as provided in the last sentence of Section 2.3, and if the Purchaser purchases the First Issuance Shares pursuant to the last sentence of Section 2.3, the representations and warranties of the Purchaser set forth in Article 4 shall survive the termination of this Agreement but shall be deemed to have been made only as of the date hereof.

                                     ARTICLE 9.
                                  MISCELLANEOUS

9.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
          Regardless of any party's investigations prior to the Closing, the representations and warranties contained herein shall survive the Closing and shall terminate and expire on the second anniversary of the date of the Closing, except for Section 4.17 (Environmental), which shall terminate and expire on the sixth anniversary of the date of the Closing, unless on or before such second or sixth anniversary, as the case may be, either party has notified the other party in writing of a claim with respect to such representation or warranty in which case such representation or warranty shall survive until termination or resolution of such claim.

9.2.  GOVERNING LAW; CONSENT TO JURISDICTION.
          This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5. Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

9.3.  EXPORT CONTROLS.
          The Purchaser shall not export, directly or indirectly, (i) any technical data it has or will acquire from the Company pursuant to this Agreement, or (ii) any product utilizing any such data, to any country for which any Federal or state regulatory agency or body at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

9.4.  EXPENSES.
          Except as set forth in the second sentence of Section 8.1, each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, the performance of its covenants herein and therein, and the effectuation of the transactions contemplated hereby and thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement or any other Transaction Document .

9.5.  NOTICES.
          In case of any event or circumstance giving rise to an obligation of the Purchaser or the Company to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

                     To the Company:     AST Research, Inc.
                              16215 Alton Parkway
                              Irvine, California 92718
                              Attention:  Chief Executive Officer
                     with a copy to:     Skadden, Arps, Slate, Meagher &
                              Flom
                              300 South Grand Avenue
                              Los Angeles, CA 90071-3144
                              Attention:  Thomas C. Janson, Jr., Esq.
                     To the Purchaser:   Samsung Electronics Co., Ltd.
                              Samsung Main Building
                              250, 2-Ka, Taepyung-Ro, Chung-Ku
                              Seoul, Korea  100-742
                              Attention:  General Legal Counsel
                     with a copy to:     Gibson, Dunn & Crutcher
                              333 South Grand Avenue
                              Los Angeles, CA 90071-3197
                              Attention:  Andrew E. Bogen, Esq.

9.6.  WAIVER.
          Each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

9.7.  THE PURCHASER SUBSIDIARIES; SUCCESSORS, ASSIGNMENT, AND PARTIES IN
      INTEREST.
          This Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that the Purchaser may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement (including, without limitation, the purchase of any New Issuance Shares and Offer Shares) in conjunction with or through one or more wholly owned subsidiaries of the Purchaser; and/or (ii) assign this Agreement to an Affiliate or Affiliates of the Purchaser; provided that the Purchaser (a) may not perform any obligations through a subsidiary or assign this Agreement to an Affiliate prior to the Closing if doing so would delay the Closing, and (b) shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.8.  ENTIRE AGREEMENT.
          This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). The provisions of the Confidentiality Agreement addressing matters other than the handling of Confidential Information shall be inapplicable from the date of this Agreement until the termination, if any, of this Agreement, and upon any such termination, this Agreement shall cease to be deemed a "definitive agreement" under the Confidentiality Agreement as if this Agreement were never entered into for purposes thereof. Notwithstanding the foregoing, however, the provisions of the Confidentiality Agreement related to nonsolicitation of employees shall continue in effect until the date of the Closing of the purchase and sale of the Second Issuance Shares, whereupon they shall terminate. The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

9.9.  AMENDMENT.
          This Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

9.10.  SEVERABILITY.
          The provisions set forth in this Agreement and the other Transaction Documents are severable. If any provision of this Agreement or any other Transaction Document is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the other Transaction Documents, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11.  CUMULATION OF REMEDIES.
          All remedies available to any party for breach or non-performance of this Agreement or any other Transaction Document are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

9.12.  FAIR CONSTRUCTION.
          This Agreement and the other Transaction Documents shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

9.13.  HEADINGS; REFERENCES.
          Headings used in this Agreement and the other Transaction Documents are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement or the other Transaction Document, as the case may be, for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Schedules, and Exhibits are, unless otherwise designated, references to the specified Section, Schedule, or Exhibit hereof or hereto or thereof or thereto, as the case may be.

9.14.  COUNTERPARTS.
          This Agreement and the other Transaction Documents may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST Research, Inc.,                          SAMSUNG ELECTRONICS CO, LTD.
a Delaware corporation                       a Korean corporation
By: Safi U. Qureshey                         By: (Authorized Officer)
Title: Chief Executive Officer               Title:
       and Chairman of the Board